Exhibit 99.1

Contact:	Trinity Biotech plc Paul Murphy (353)-1-2769800	RedChip Companies Inc. Dave Gentry, CEO (1)-407-644-4256 (1)-800-RED-CHIP (733-2447) TRIB@redchip.com

Trinity Biotech Receives Non-Compliance Notice Regarding
Nasdaq Global Select Requirement for Nasdaq Minimum Bid
Price Requirement

DUBLIN, Ireland (February 13, 2026) - Trinity Biotech plc (Nasdaq: TRIB), a commercial-stage biotechnology company focused on human diagnostics and diabetes management solutions, including wearable biosensors, received notice on February 11, 2026 from the Nasdaq Stock Market LLC (“Nasdaq”) that the Company is not in compliance with Nasdaq Listing Rule 5450(a)(1), requiring that listed securities maintain a minimum bid price of $1.00 per share, based on the closing bid price of the Company’s American Depositary Shares (“ADSs”) for the last 30 consecutive business days.

This notice has no immediate effect on the listing of the Company’s ADSs, which will continue to trade at this time on the Nasdaq Global Select Market under the symbol “TRIB.”

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has a period of 180 calendar days, or until August 10, 2026, to regain compliance with the minimum bid price requirement. To regain compliance, the closing bid price of the Company’s ADSs must meet or exceed $1.00 for at least ten consecutive business days during this 180-calendar day period. In the event the Company does not regain compliance, the Company may be eligible for additional time if it meets the continued listing requirement for minimum value of publicly held shares (“MVPHS”) ($15,000,000) and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price and provides written notice to Nasdaq of its intention to cure the deficiency during the second compliance period.

Management intends to actively monitor the bid price for its ADSs and to cure the deficiency within the prescribed grace period. During this time, the Company expects that the ADSs of the Company will continue to be listed and trade on the Nasdaq Global Select Market. The Company’s management is evaluating various options available to regain compliance and maintain its continued listing.

Forward-Looking Statements

This release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), including but not limited to statements related to Trinity Biotech’s cash position, financial resources and potential for future growth, market acceptance and penetration of new or planned product offerings, and future recurring revenues and results of operations. Trinity Biotech claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” “anticipates,” or words of similar import, and do not reflect historical facts. Specific forward-looking statements contained in this release may be affected by risks and uncertainties, including, but not limited to, our ability to capitalize on the Waveform transaction and of our recent acquisitions, our continued listing on the Nasdaq Stock Market, our ability to achieve profitable operations in the future, our ability to reduce our debt and improve our capitalization, the impact of the spread of COVID-19 and its variants, the possible pause and/or disruption in U.S. Government funding for HIV tests produced by Trinity Biotech, potential excess inventory levels and inventory imbalances at the company’s distributors, losses or system failures with respect to Trinity Biotech’s facilities or manufacturing operations, the effect of exchange rate fluctuations on international operations, fluctuations in quarterly operating results, dependence on suppliers, the market acceptance of Trinity Biotech’s products and services, the continuing development of its products, required government approvals, risks associated with manufacturing and distributing its products on a commercial scale free of defects, risks related to the introduction of new instruments manufactured by third parties, risks associated with competing in the human diagnostic market, risks related to the protection of Trinity Biotech’s intellectual property or claims of infringement of intellectual property asserted by third parties and risks related to condition of the United States economy and other risks detailed under “Risk Factors” in Trinity Biotech’s annual report on Form 20-F for the fiscal year ended December 31, 2024 and Trinity Biotech’s other periodic reports filed from time to time with the United States Securities and Exchange Commission. Forward-looking statements speak only as of the date the statements were made. Trinity Biotech does not undertake and specifically disclaims any obligation to update any forward-looking statements.

About Trinity Biotech

Trinity Biotech is a commercial stage biotechnology company focused on diabetes management solutions and human diagnostics, including wearable biosensors. The Company develops, acquires, manufactures and markets diagnostic systems, including both reagents and instrumentation, for the point-of-care and clinical laboratory segments of the diagnostic market and has recently entered the wearable biosensor industry, with the acquisition of the biosensor assets of Waveform Technologies Inc. and intends to develop a range of biosensor devices and related services, starting with a continuous glucose monitoring product. Our products are used to detect infectious diseases and to quantify the level of Haemoglobin A1c and other chemistry parameters in serum, plasma and whole blood. Trinity Biotech sells direct in the United States and through a network of international distributors and strategic partners in over 75 countries worldwide. For further information, please see the Company's website: www.trinitybiotech.com.